EXHIBIT INDEX

(a)(1)    Articles of Amendment of IDS Stock Fund, Inc.

(b)       By-laws, as amended January 11, 2001.

(h)(7) Transfer Agency Agreement between Registrant and American Express Client Service Corporation, dated May 10, 2001.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)       Independent Auditors' Consent.

(q)(1) Directors'/Trustees' Power of Attorney to sign Amendments to this Registration Statement dated Jan. 11, 2001.

(q)(2) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 11, 2001.

(q)(3) Trustees' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 11, 2001.

(q)(4) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 11, 2001.